Exhibit 10.5

BLACK KNIGHT FINANCIAL SERVICES, LLC

INCENTIVE PLAN

January 1, 2014

Section 1. Establishment and Purpose

Black Knight Financial Services, LLC (hereinafter referred to as the “Company”) hereby establishes a cash incentive compensation plan to be known as the “Black Knight Financial Services, LLC Incentive Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to help the Company and its Subsidiaries attract and retain highly qualified employees and other service providers and to provide such employees and other service providers with additional financial incentives to promote the success of the Company and its Subsidiaries.

The Plan is effective as of January 1, 2014. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 herein.

Section 2. Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a) “Board” means the board of managers of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board.

(d) “Company” means Black Knight Financial Services, LLC.

(e) “Participant” means an individual who is selected by the Committee to participate in the Plan.

(f) “Performance Period” means the fiscal year of the Company or such shorter or longer period as determined by the Committee.

(g) “Plan” means the Black Knight Financial Services, LLC Incentive Plan, as may be amended from time to time.

(h) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, without limitation, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3. Administration

The Committee will consist of the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board or such committee as the Board shall select (the “Committee”). Once appointed, the Committee will serve in its designated capacity until otherwise directed by the Board. The Plan may be administered by different bodies with respect to different Participants. Subject to applicable laws and any applicable stock exchange rules, the Committee may delegate to a committee of one or more managers or to one or more employees any of its authority hereunder. Subject to applicable laws and the provisions of the Plan, and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons and entities.

Section 4. Eligibility

Eligibility under the Plan is limited to employees and other individuals who provide services to or for the benefit of the Company and/or its Subsidiaries, and who are designated by the Committee to participate in the Plan.

Section 5. Form of Payment

Payment of incentive awards under the Plan shall be made in cash.

Section 6. Determination of Incentive Awards

(a) Designation of Participants, Performance Period and Performance Objectives. The Committee shall select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the target incentive award for each Participant, if applicable, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following performance measures, or such other performance measures (including, without limitation, individual measures) as determined by the Committee:

(i) earnings per unit,

(ii) economic value created,

(iii) market share (actual or targeted growth),

(iv) net income (before or after taxes) (actual or adjusted),

(v) operating income and/or earnings before interest, taxes, depreciation and amortization (EBITDA) (actual or adjusted),

(vi) sales contract growth,

(vii) return on assets (actual or targeted growth),

(viii) return on capital (actual or targeted growth),

(ix) return on equity (actual or targeted growth),

(x) return on investment (actual or targeted growth),

(xi) revenue (actual or targeted growth),

(xii) cash flow,

(xiii) operating margin,

(xiv) unit price,

(xv) unit price growth,

(xvi) total equityholder return, and

(xvii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger or other transaction-related synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including, without limitation, in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b) Payment of Awards. As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied and (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period. Awards shall be paid to the Participants following such determination by the Committee no later than the 15th day of the third month following the close of the Performance Period with respect to which the awards are made.

(c) Committee Discretion. Notwithstanding the foregoing, to the extent permitted by applicable law, the Committee shall retain discretion to adjust performance goals, measures and/or targets and the amounts payable with respect to an award, including, without limitation, the discretion to reduce the amount of any incentive award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

Section 7. Termination of Employment

Unless otherwise determined by the Committee or specified in an employment or other binding agreement with the Participant, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.

Section 8. Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

Section 9. Taxes

Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 10. General Provisions

(a) No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(b) Non-Exclusive Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(c) Unfunded Plan. Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(d) Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(e) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f) Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(g) Governing Law. All questions concerning the construction, validity and interpretation of this Plan shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(h) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with, or qualify for an exemption from, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), and the Plan and any award agreement or other document relating to an award under the Plan shall be interpreted accordingly. Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty that awards under the Plan will not be subject to

(or will comply with) Section 409A of the Code, and in no event shall the Board, the Company or any affiliate of the Company (or their employees, agents, officers, directors, managers, successors or assigns) be liable to any Participant for any failure to comply with Section 409A or an applicable exemption thereunder.